UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2013

Brooks Automation, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-25434	04-3040660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (978) 262-2400

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     On June 28, 2013, the board of directors (the "Board") of Brooks Automation, Inc. (the "Company") increased the size of the Board from nine to ten members and appointed Robyn C. Davis to fill the vacancy. Ms. Davis, age 52, currently is Managing Director of AngelHealthcare Investors, an early-stage private equity investment group focused on medical devices, life sciences and specialty pharmaceutical companies. Prior to AngelHealthcare, Ms. Davis was a Director of the merchant banking services practices for Barents Group, LLC, and a strategy consultant at Bain & Company.
Ms. Davis will serve as a director of the Company until her successor has been duly elected and qualified or her earlier removal and will stand for re-election at the 2014 annual meeting of stockholders.
Ms. Davis will participate in the Company’s standard director compensation program. Pursuant to this program, each member of the Board who is not an employee of the Company receives an annual board retainer of $80,000, plus an additional annual retainer of $5,000 for each committee of the Board that such director serves on. In addition, such directors receive an annual grant of unrestricted stock with a fair market value equal to $80,000. The Board approved an initial equity award to Ms. Davis in accordance with the compensation program, pro rated for the number of days that have elapsed since the most recent annual equity grant for non-employee directors.
On July 2, the Company issued a press release announcing the appointment of Ms. Davis to the Board. A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits
99.1    Press release issued on July 2, 2013 by Brooks Automation, Inc. announcing the appointment of Robyn Davis to its Board of Directors

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.

/s/ Jason W. Joseph
Date: July 2, 2013	Jason W. Joseph Vice President, General Counsel and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS
99.1	Press release issued on July 2, 2013 by Brooks Automation, Inc. announcing the appointment of Robyn Davis to its Board of Directors

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